Exhibit 99.1

NEWS RELEASE

Contacts:
Janet Yang, Finance Manager
investorrelations@wtoffshore.com
713-297-8024

Danny Gibbons, SVP & CFO
jgibbons@wtoffshore.com
713-624-7393

W&T Offshore Announces Pricing of Private Offering of Senior Notes

HOUSTON—June 3, 2011— W&T Offshore, Inc. (NYSE: WTI) announced today that it has priced at par its private offering of $600 million aggregate principal amount of 8.5% senior notes due 2019 (the “Senior Notes”). The offering is expected to close on June 10, 2011, subject to customary closing conditions.

W&T Offshore intends to use the net proceeds from the Senior Notes offering to fund the purchase price of its cash tender offer (the “Tender Offer”) for any and all 8.25% senior notes due 2014 (the “2014 Notes”). To the extent less than all of the outstanding 2014 Notes are tendered or the Tender Offer is not consummated, W&T Offshore will use the net proceeds from the Senior Notes offering to redeem or repurchase any or all of the 2014 Notes remaining outstanding. The remaining net proceeds will be used to repay outstanding indebtedness incurred under its revolving bank credit facility that was used to fund a portion of its recent acquisition in the West Texas Permian Basin.

The Senior Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws. The Senior Notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T Offshore has grown through acquisitions, exploitation and exploration and holds working interests in approximately 67 fields in federal and state waters and also has approximately 30,000 net acres under lease onshore. A majority of its daily production is derived from wells it operates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect W&T Offshore’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of W&T Offshore’s risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent Form 10-Q reports found at (www.sec.gov).